                                                                 Exhibit 99.9(b)
                                   NOTIFICATION OF
                                  EXPENSE LIMITATION



     NOTIFICATION made this __ day of June, 1998 by Rosenberg Institutional Equity Management, a California limited partnership (the "Adviser"), to Barr Rosenberg Variable Insurance Trust, a Massachusetts business trust (the "Trust"), and its Barr Rosenberg VIT Market Neutral Fund (the "Fund").

                                     WITNESSETH:

     WHEREAS, the Adviser serves as investment adviser for the Fund;

     WHEREAS, on or about June __, 1998, the Fund will offer shares that will be subject to various fees and expenses; and

     WHEREAS, the Adviser believes it would benefit from a high sales volume of shares of the Fund in that such a volume would maximize the Adviser's fee as investment adviser to the Fund; and

     WHEREAS, the Adviser has undertaken to furnish certain services and, as necessary, to voluntarily bear a portion of the costs thereof and/or reimburse certain expenses so as to enable the Fund to offer competitive returns with respect to investments in shares of the Fund.

     NOW THEREFORE, pursuant to Section 3 of the Management Contract between the Adviser and the Trust on behalf of the Fund (the "Management Contract"), the Adviser hereby notifies the Trust that the Adviser shall, until further notice, voluntarily reduce its compensation due under the Management Contract and, if necessary, bear certain expenses of the Fund to the extent required to limit the expenses of the shares of the Fund to the following annual percentage of the Fund's average daily net asset value:

                                             Total Fund Operating Expenses
                                             applicable after waiver
                                             -----------------------

Barr Rosenberg VIT Market Neutral Fund            2.00%

     IN WITNESS WHEREOF, the Adviser has executed this Notification of Expense Limitation on the day and year first above written.

                                   ROSENBERG INSTITUTIONAL EQUITY MANAGEMENT


                                   By:
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                                   Title:


The foregoing is hereby accepted:

BARR ROSENBERG VARIABLE
INSURANCE TRUST, on behalf of its
Barr Rosenberg VIT Market Neutral Fund



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